Exhibit 99.1

ContraVir Pharmaceuticals Announces National Institutes of Health Funded Study on Antiviral Activity of CRV431

EDISON, N.J., October 24, 2017 - ContraVir Pharmaceuticals, Inc. (NASDAQ:CTRV), a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies, announced today that it will utilize preclinical services from the National Institute of Allergy and Infectious Diseases (NIAID), part of the National Institutes of Health (NIH), to characterize the antiviral activity of CRV431 in a humanized mouse model of hepatitis B virus infection.

NIAID-funded contractor KMT Hepatech Inc. provides in vivo research services utilizing the proprietary platform technology of the KMT™ Mouse, also known as the chimeric mouse. KMT™ mice have livers that consist mostly of human liver cells and are now the model of choice for a variety of human liver diseases, including hepatitis. The planned study will examine CRV431 in KMT’s state-of-the-art animal model of hepatitis B virus (HBV) treatment efficacy.

“We are pleased to work with KMT through the preclinical services program supported by the NIH,” said Dr. Robert Foster, Chief Scientific Officer of ContraVir. “We are particularly excited about using the KMT humanized mouse model, with its unique advanced methodology, for testing CRV431 anti-HBV activity. Given the historical absence of animal models of HBV infection that are both practical and that reflect the natural route of infection of human liver cells, the chimeric mouse has been a major advance. This study will further characterize CRV431 in vivo to determine its pharmacokinetics and measure HBV DNA and other viral markers of antiviral activity.”

About CRV431

CRV431 is a non-immunosuppressive analog of cyclosporine A (CsA) whose primary biochemical action is inhibition of cyclophilin isomerase activity, playing a key role in protein folding. Other viruses, such as HIV-1 and HCV, similarly use cyclophilin for their replication. CRV431 shows potential in experimental models to complement current hepatitis B treatments by reducing multiple markers of infection including HBV DNA, HBsAg, HBx, HBeAg, and HBV uptake by cells. Studies have also demonstrated that CRV431 possesses anti-fibrotic activity which may further curb progression of liver disease in patients.

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies with a specific focus on developing a potentially curative therapy for hepatitis B virus (HBV). The Company is developing two novel anti-HBV compounds with complementary mechanisms of action. TXL™ currently in Phase 2, is designed to deliver high intrahepatic concentrations of TFV, while minimizing off-target side-effects caused by high levels of circulating TFV. CRV431, the other anti-HBV compound, is a next-generation cyclophilin inhibitor with a unique structure that increases its potency and selective index against HBV. ContraVir is also developing Valnivudine™, an orally available nucleoside analogue prodrug; Valnivudine™ is currently in Phase 3 for the treatment of herpes zoster. In addition to direct antiviral activity, Phase 2 data suggest that Valnivudine™ has the potential to reduce the incidence of debilitating shingles-associated pain known as post-herpetic neuralgia (PHN). For more information visit www.contravir.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-K for the year ended June 30, 2017 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Sharen Pyatetskaya
Director of Investor Relations
sp@contravir.com; (732) 902-4028